Exhibit 99.1

Chesapeake Utilities Corporation Announces Sale of Minority Interest for Florida Energy Pathway Project

NextEra Energy Resources to acquire 49% ownership interest in landmark South Florida natural gas infrastructure project.

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities”), through its indirect subsidiary Peninsula Pipeline Holdings, LLC (“Peninsula”), today announced it sold a minority interest in Florida Energy Pathway (FEP), a natural gas transmission infrastructure project designed to support South Florida’s growing energy needs. Under the agreement, Peninsula will retain 51% ownership of the project and NextEra Energy Resources (“NEER”) will acquire a 49% minority ownership interest. The joint venture engaged Chesapeake Utilities’ subsidiary, Peninsula Pipeline Company, Inc. to construct, manage and operate the project.

FEP is anticipated to be a 24-inch intrastate natural gas infrastructure project constructed from Palm Beach County to Miami-Dade County. The project is designed to expand natural gas transportation capacity, address regional supply constraints, meet growing customer demand, and enhance energy reliability in one of the nation’s fastest-growing regions. Total project investment is estimated to be approximately $1.2 billion, pending finalization of design and development activities.

“Since announcing the project in July, we have received strong interest from potential partners, reinforcing the value of this regulated infrastructure opportunity,” said Jeff Householder, chair of the board, president, and chief executive officer of Chesapeake Utilities Corporation. “This partnership strengthens our ability to advance a transformational infrastructure project alongside our robust capital growth plan to drive long-term value creation for our shareholders, customers and the communities we serve.”

Development activities related to FEP continue to advance, including engineering, environmental studies, and stakeholder engagement. Construction is expected to begin during the first half of 2028, and the project is anticipated to be in-service in 2030, subject to final commissioning.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions and other businesses.

Forward-Looking Statements

Forward-Looking Statements Matters included in this release may include forward-looking statements that involve risks and uncertainties. Forward-Looking statements include, but are not limited to, statements regarding project investment, timeline, and financing. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2025 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2026 for further information on the risks and uncertainties related to the Company’s forward-looking statements.

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Chesapeake Utilities Corporation Contacts:

Media

Victoria Price

Director, External Affairs

850.382.4153

VPrice@chpk.com

Investors

Lucia Dempsey

Head of Investor Relations

347.804.9067

LDempsey@chpk.com